Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and among
UNITED COMPONENTS, INC.;
NEAPCO INC.;
AND
NEAPCO, LLC
Dated as of June 30, 2006

 i

6.22 Affiliated Transactions	28
6.23 Inventory	28
6.24 Product Warranty	28
6.25 Product Liability	28
6.26 Brokers and Bonuses	28

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER	29
7.1 Organization and Power	29
7.2 Authorization; No Breach	29
7.3 Litigation	29
7.4 Brokers and Bonuses	29
7.5 Buyer Acknowledgment	30

ARTICLE VIII INDEMNIFICATION; SURVIVAL	30
8.1 Indemnification by Parent and Seller	30
8.2 Indemnification by Buyer	30
8.3 Manner of Payment	31
8.4 Defense of Third-Party Claims	31
8.5 Additional Indemnification Procedures	32
8.6 Intentionally Omitted	32
8.7 Survival of Representations and Warranties	32
8.8 Sole Remedy and Limitations	32

ARTICLE IX ADDITIONAL AGREEMENTS	33
9.1 Mutual Assistance	33
9.2 Non-Competition; Non-Solicitation	33
9.3 Confidentiality	34
9.4 Specific Performance	34
9.5 Tax Matters	35
9.6 Payment of Debts	35
9.7 Name Following the Closing	35
9.8 Certain Employee Benefits Matters	35
9.9 Accounts Receivable	36
9.10 Environmental	37
9.11 Refunds and Remittances	37

ARTICLE X MISCELLANEOUS	38
10.1 Expenses	38
10.2 Arbitration	38
10.3 Consent to Amendments; Waiver	38
10.4 Successors and Assigns	38
10.5 Severability	39
10.6 Counterparts	39
10.7 Descriptive Headings	39
10.8 Notices	39
10.9 No Third-Party Beneficiaries	40
10.10 Entire Agreement	40
10.11 Exhibits and Schedules	40
10.12 Governing Law	40
10.13 Delivery by Facsimile	40
10.14 Further Assurances	41
10.15 Construction	41
ii

EXHIBITS AND SCHEDULES

Exhibits:
Exhibit A	-	Form of Opinion of Seller’s Counsel
Exhibit B	-	Form of Secretary’s Certificate of Seller Exhibit C-Form of Bill of Sale
Exhibit D	-	Form of Assignment Agreement
Exhibit E	-	Form of Assignment and Assumption Agreement
Exhibit F	-	Form of Transition Services Agreement
Exhibit G	-	Form of Secretary’s Certificate of Buyer

Schedules	Section Reference
Excluded Contracts	2.3	(c)
Excluded Agreement	2.3	(k)
Excluded Assets	2.3	(l)
Working Capital	4.2	(c)
Allocation Statement	4.3
Employment Agreements	5.1	(f)
Authorization; No Breach	6.2
Financial Statements	6.4
Undisclosed Liabilities	6.5
Certain Developments	6.7
Assets	6.8
Owned Real Property	6.9
Leased Real Property	6.10
Real Property Permits and Agreements	6.11
Material Contracts	6.13
Intellectual Property	6.14
Litigation	6.15
Employees	6.16
Environmental Matters	6.18
Customers and Suppliers	6.19
Insurance	6.20
Affiliated Transactions	6.22
Accounts Receivable	6.23
Inventory	6.24
Product Warranty	6.25
Product Liability	6.26
Buyer and VEMI’s Brokers and Bonuses	6.27
Seller and Parent’s Brokers and Bonuses	7.4
Special Indemnification Schedule	8.1
iii

ASSET PURCHASE AGREEMENT
          THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2006, by and among United Components, Inc., a Delaware corporation (“Parent”); Neapco Inc., a Pennsylvania corporation (“Seller”); and Neapco, LLC, a Delaware limited liability company (“Buyer”).
R E C I T A L S
     A. Seller designs, manufactures and distributes universal joints, constant velocity joints, steering shafts and the individual components that collectively constitute such products for both original equipment and aftermarket applications (as presently conducted, the “Business”).
     B. Seller desires to sell to Buyer substantially all of Seller’s assets and the Business, and Buyer desires to purchase said assets and the Business, all on the terms and subject to the conditions contained in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing premises (which constitute an integral part of this Agreement) and the mutual covenants, agreements and understandings hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
          “Accounting Firm” has the meaning set forth in Section 4.2(d).
          “Accounts Payable” has the meaning set forth in Section 3.2.
          “Accounts Receivable” has the meaning set forth in Section 2.2.
          “Accrued Expenses” has the meaning set forth in Section 3.2.
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, any partner of such Person and any partner or member of a Person that is a partnership or limited liability company. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns fifty percent (50%) or more of the voting Equity Interests or other ownership interests, directly or indirectly, of any other Person.

          “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
          “Agreement” has the meaning set forth in the Preamble.
          “Applicable Rate” means seven percent (7%) per annum calculated on the basis of the actual number of days elapsed over a three hundred sixty (360) day year.
          “Assumed Liabilities” has the meaning set forth in Section 3.1.
          “Assumed Taxes” has the meaning set forth in Section 3.2(d).
          “Business” has the meaning set forth in the Recitals.
          “Buyer” has the meaning set forth in the Preamble.
          “Buyer Parties” means Buyer and its Affiliates and its shareholders, officers, directors, employees, agents, partners, representatives, successors and assigns.
          “Buyer’s Defined Benefit Plan” has the meaning set forth in Section 9.8(e).
          “Closing” has the meaning set forth in Section 4.1.
          “Closing Date” has the meaning set forth in Section 4.1.
          “Closing Statement” has the meaning set forth in Section 4.2(c).
          “COBRA Continuation Coverage” has the meaning set forth in Section 9.8(c).
          “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.
          “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent that it relates to the Business. Confidential Information includes the following, to the extent that it relates to the Business: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and other confidential or proprietary information about, Seller’s suppliers, distributors, customers, independent contractors or other business relations and their confidential or proprietary information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of a breach of this Agreement by Seller or Parent.

          “Continuation Period” has the meaning set forth in Section 9.8(a).
          “COTS” means computer software programs that are widely available to the public on standard terms, provided that the annual license fee does not exceed $25,000.00.
          “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
          “Environmental Law” means all applicable domestic and foreign federal, state and local laws, statutes, ordinances, regulations, judicial orders and common law that impose liability or standards of conduct concerning: (i) the regulation and protection of human health and safety, worker health and safety, the environment and natural resources, including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation; or (ii) the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport, presence, testing, discharging or handling of Hazardous Substances.
          “Environmental Permit” means any permit, license, approval, consent or other authorization required by, or pursuant to, any Environmental Law.
          “EPA” means the United States Environmental Protection Agency.
          “Equipment” has the meaning set forth in Section 2.2(b).
          “Equity Interests” means (i) any and all shares, membership interests, interests, participations or other equivalents (however designated) of capital stock of a corporation and (ii) any and all ownership interests in a Person (other than a corporation), including shares (restricted or unrestricted), membership interests, partnership interests, participation interests and beneficial interests (however designated) and any and all warrants, options, securities or other rights convertible into, or exercisable or exchangeable for, any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Estimated Working Capital” has the meaning set forth in Section 4.2(a).
          “Excluded Assets” has the meaning set forth in Section 2.3.
          “Excluded Liabilities” has the meaning set forth in Section 3.1.
          “Executives” means Robert Hawkey, J. Robert Mangini, Keith Sanford and John Lion.
          “Financial Statements” has the meaning set forth in Section 6.4.
          “Final Working Capital” has the meaning set forth in Section 4.2(c).
          “FIRPTA” means the Foreign Investment in Real Property Tax Act.

          “GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied during all periods covered by the Financial Statements.
          “Governmental Authority” means any court or any agency, commission, department (including the executive department) or body of any municipal, township, county, local, state, federal or foreign governmental, regulatory, administrative, judicial or quasi-governmental unit, entity or authority.
          “Hazardous Substances” means any: (i) substance, waste or material that constitutes a “hazardous substance,” “toxic substance,” “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “hazardous constituent,” “special waste,” or “pollutant” (as such terms are defined by any Environmental Law) or any similar term or phrase; (ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated byphenyls (PCBs) or any radioactive substance, waste or material; or (iii) substance, waste or material that is regulated as a hazardous substance, toxic substance, hazardous waste, extremely hazardous waste, restricted hazardous waste, contaminant, hazardous constituent, special waste or pollutant pursuant to any Environmental Law.
          “Indebtedness” means with respect to any Person at any particular date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations arising from cash/book overdrafts; (iv) all capital lease obligations; (v) all amounts due or which may become due in connection with the purchase of any assets, businesses, properties or services acquired as of such date, contingent or otherwise (other than trade payables incurred in the ordinary course of business); and (vi) all accrued interest, prepayment premiums, penalties or similar amounts related to any of the foregoing (assuming all of the foregoing amounts were prepaid at such particular date).
          “Indemnitee” has the meaning set forth in Section 8.4.
          “Indemnitor” has the meaning set forth in Section 8.4.
          “Insurance Policies” means all of the insurance policies held or maintained by or for the Seller with respect to its properties, assets and business.
          “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereof and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-art, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection herewith; (v) all trade secrets and confidential business information (including research and development; methods; systems; engineering; models; formulas; compositions; manufacturing, servicing, repair, production and other proprietary processes and techniques; technical data; designs; drawings; specifications; customer and supplier lists; pricing and cost information; and business and marketing plans and proposals); (vi) all computer software

(including source code, executable code, data, databases, uniform resource locators and related documentation); (vii) all advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).
          “Inventory” has the meaning set forth in Section 2.2.
          “Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments or Equity Interests of any other Person and (ii) any capital contribution by such Person to any other Person.
          “Knowledge” means, when referring to the “knowledge” of any of the Seller Parties, or any similar phrase or qualification based on knowledge, the actual knowledge of any of David Barron, Charles Dixon, David Forbes or George Milano and, with respect to Sections 6.11, 6.14, 6.15, 6.16, 6.17 and 6.18 only, Keith Zar.
          “Latest Financial Statements” has the meaning set forth in Section 6.4.
          “Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, restriction, claim, security interest, security title, easement, encumbrance, preference, priority or other security agreement, and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement.
          “Losses” means, collectively, all damages, claims, liabilities, fines, penalties, levies, fees, costs or expenses (including reasonable expenses and disbursements of accountants and legal counsel), but not including any punitive, consequential or special damages (or losses of revenue or business opportunity) other than to the extent such may be payable to third parties as a result of a final adjudication.
          “Material Adverse Effect” means any event or occurrence that has or would reasonably be expected to have an effect that is materially adverse to the assets, liabilities, financial condition, or results of operations of the Business, taken as a whole.
          “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
          “Notice of Closing Statement Disagreement” has the meaning set forth in Section 4.2(d).
          “OSHA” means the occupational Safety and health Administration.
          “Outstanding Receivables” has the meaning set forth in Section 9.9.
          “Owned Real Property” has the meaning set forth in Section 2.2.
          “Parent” has the meaning set forth in the Preamble.
          “Permit” means any permit, license, approval, consent or other authorization.
          “Permitted Liens” means (i) any Liens expressly reflected in the Financial Statements; (ii) zoning laws, easements and other land use restrictions that do not materially impair the present or anticipated use or occupancy of the property subject thereto; (iii)

mechanic’s, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens which are being contested in good faith or (iv) Liens for Taxes not yet due and payable or which are being contested in good faith.
          “Person” means an individual, a partnership, a limited partnership, a limited liability partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.
          “Plans” has the meaning set forth in Section 6.16.
          “Prepaid Taxes” has the meaning set forth in Section 2.2(m).
          “Purchase Price” has the meaning set forth in Section 4.2(a).
          “Purchased Assets” has the meaning set forth in Section 2.1.
          “Real Property” means the Owned Real Property and the Leased Real Property.
          “Real Property Permits” has the meaning set forth in Section 6.11.
          “Restrictive Covenants” has the meaning set forth in Section 9.2(c).
          “Restricted Amount” has the meaning set forth in Section 8.1.
          “Revised Two Year Quantities” has the meaning set forth in the definition of Working Capital.
          “Seller” has the meaning set forth in the Preamble.
          “Seller Parties” means Seller and its Affiliates, employees, agents, partners, representatives, successors and permitted assigns (other than Buyer).
          “Seller’s Defined Benefit Plan” has the meaning set forth in Section 9.8(e).
          “Special Indemnification Schedule” has the meaning set forth in Section 8.1.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person, or a combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person, or a combination thereof. For purposes of clause (ii) of this definition, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated a majority of partnership, limited liability company, association or other business entity gains or losses or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

          “Target Working Capital” has the meaning set forth in Section 4.2.
          “Tax” means any: (i) federal, state, local or foreign income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of Seller for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of Seller for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
          “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, refund of Taxes, prepayment or claim for refund of Taxes or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum taxes) other than any tax incentives to which Seller is entitled pursuant to the Employment and Investment Growth Act Project Agreement, Number 24-7981023 (the “Nebraska Agreement”).
          “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information), including any amendment thereto, filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
          “Third-Party Approvals” has the meaning set forth in Section 5.1(b).
          “Threshold Amount” has the meaning set forth in Section 8.1.
          “Transaction Documents” means all documents, agreements, instruments and certificates executed and delivered in connection with the Closing, this Agreement and the transactions contemplated hereunder.
          “Transferred Employee” means each employee of Seller, who is, immediately prior to the Closing, actively employed, on vacation or on leave of absence, short-term disability or sick leave.
          “Two Year Quantities” has the meaning set forth in the definition of Working Capital.
          “Two Year Usage” has the meaning set forth in the definition of Working Capital.
          “Union Employees” has the meaning set forth in Section 9.8(e).
          “Working Capital” means, as of any date of determination, the excess of the total current assets of Seller included in the Purchased Assets as of such date over the total current liabilities of Seller included in the Assumed Liabilities, determined on a basis consistent with the methodologies, practices and principles used in the preparation of the Latest Financial

Statements; provided, (i) that the calculation of Working Capital and Final Working Capital shall not include current liabilities relating to the categories of bonus plans, medical insurance and general insurance; (ii) notwithstanding the fact that such assets were capitalized in the Latest Financial Statements, the calculation of Working Capital and Final Working Capital shall include as current assets the categories of small tools and supplies of the type that were capitalized by Seller for the first time in December 2005; and (iii) the reserve for excess, obsolete and slow moving inventory included in the calculation of Working Capital and Final Working Capital shall be determined in accordance with Seller’s policy for establishing such reserve and shall be determined consistently with the methodologies, practices, principles and application of judgment used in the Latest Financial Statements. The Seller’s policy for establishing a reserve for excess, obsolete and slow moving inventory is as follows:
          (i) determine quantities of finished product sold during the most recently available 24-month period (“Two Year Usage”);
          (ii) at the determination date, determine quantities of finished product and related work in process and raw materials (collectively, “Working Capital Inventory”) with book value on hand greater than Two Year Usage (“Two Year Quantities”);
          (iii) subtract from Two Year Quantities the following quantities of Working Capital Inventory: (a) Working Capital Inventory related to finished goods that have been first introduced into the market within the past 24 months and (b) Working Capital Inventory related to Working Capital Inventory that management is certain will be used within 12 months;
          (iv) the results of the calculation as set forth in (iii) above is referred to as “Revised Two Year Quantities”; and
          (v) the reserve as of the determination date for slow moving, excess and obsolete Working Capital Inventory is the book value of the Revised Two Year Quantities.
          At Buyer’s election, all Inventory not written off in the Working Capital shall be subject to a physical count as of the Closing Date, in which Seller and its representatives shall be provided an opportunity to participate, in order to: (i) verify and, if necessary, adjust the quantity of inventory included in Final Working Capital and (ii) inspect and, if necessary, adjust for defective Inventory. Buyer shall have responsibility for uncleared checks reflected in Working Capital and Final Working Capital.
          “Working Capital Inventory” has the meaning set forth in the definition of Working Capital.
ARTICLE II
PURCHASE AND SALE OF ASSETS
     2.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the assets, properties, rights and business as a going concern as of the Closing Date, of whatever kind or nature and wherever situated or located and whether reflected on Seller’s books and records or previously written-off or otherwise not shown on Seller’s books and records, of Seller which are primarily used in or primarily relate to the conduct of the Business (other than the items set forth in Section 2.3 (the “Excluded Assets”)). All of said assets, properties, rights and business (other than the Excluded Assets) are collectively referred to in this Agreement as the “Purchased Assets”. All of the Purchased Assets shall be sold to Buyer free and clear of any Liens other than Permitted Liens.
     2.2 Enumeration of Purchased Assets. The Purchased Assets include the following items of Seller as they exist at Closing:
          (a) all inventory (including raw materials, work in process, finished goods, service parts and supplies), including supplies and parts which have historically been expensed or are not valued on Seller’s financial statements (collectively, the “Inventory”);
          (b) all furniture, fixtures, equipment (including office equipment), machinery, parts, computer hardware, tools, dies, jigs, patterns, molds, automobiles and trucks and all other tangible personal property (other than Inventory) (collectively, the “Equipment”);
          (c) that certain real property commonly known as 740 Queen Street, Pottstown, Pennsylvania and 501 Sargent Street, Beatrice, Nebraska (the “Owned Real Property”), and all appurtenances, easements and other rights, buildings and other improvements located thereon or relating thereto;
          (d) all leasehold interests and leasehold improvements created by all leases, including capitalized leases, of real property or personal property under which Seller is a lessee or lessor;
          (e) all trade accounts receivable, notes receivable, negotiable instruments and chattel paper (collectively, the “Accounts Receivable”);
          (f) all deposits and rights with respect thereto in connection with the Business and all rebates due to Seller from vendors;
          (g) subject to Section 2.4, all contracts, claims and rights (and benefits arising therefrom) primarily relating to or arising out of the Business, all rights against suppliers under warranties covering any of the Inventory or Equipment or other tangible assets of the Business and all transferable rights relating to Permits and Environmental Permits;
          (h) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids generated by the operation of the Business;
          (i) all Intellectual Property that is primarily relating to the Business;
          (j) subject to Section 2.4, all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software agreements and technical service agreements to which Seller is a party;
          (k) all customer lists, customer records and information to the extent relating to the Business;
          (l) except as provided in Section 2.3(h), all books and records to the extent relating to the Business, including blueprints, drawings and other technical papers, payroll, employee benefit, accounts receivable and payable, inventory, maintenance and asset history records, ledgers and books of original entry and OSHA and EPA files, all to the extent allowable under applicable law;
          (m) all rights in connection with prepaid expenses with respect to the Purchased Assets, including any prepaid Taxes other than prepaid income or franchise Taxes (“Prepaid Taxes”);
          (n) subject to Section 2.4, all letters of credit issued to Seller;
          (o) all sales and promotional materials, catalogues and advertising literature primarily relating to the Business;
          (p) all rights under the Nebraska Agreement arising out of events or actions following Closing, but only to the extent such rights are transferable to Buyer under applicable Law, it being understood that Parent and Seller make no representation or warranty of any kind regarding whether, or to what extent such rights are transferable to Buyer; and
          (q) all telephone numbers and internet uniform resource locators owned by Seller and all lock boxes relating to the Business to which Seller’s account debtors remit payments.
     2.3 Excluded Assets. The Excluded Assets shall consist of:
          (a) all cash on hand and in banks and cash equivalents (exclusive of letters of credit issued by customers of Seller to Seller);
          (b) Seller’s bank accounts (exclusive of the bank accounts referred to in Section 2.3(c)), checkbooks and cancelled checks;
          (c) those contracts with Seller’s Affiliates set forth on Schedule 2.3(c) hereto;
          (d) rights in and to claims and litigation (and in each case benefits to the extent they arise therefrom) against third parties to the extent such claims and litigation are not primarily related to the Purchased Assets or the Assumed Liabilities, and rights in and to claims and litigation (and benefits to the extent they arise therefrom) that relate to Excluded Liabilities;
          (e) Insurance Policies of Seller and rights in connection therewith;
          (f) rights arising from any refunds due with respect to insurance premium payments to the extent they relate to Insurance Policies which constitute Excluded Assets and refunds due from federal, state, local and/or foreign taxing authorities with respect to taxes heretofore paid by Seller;
          (g) Seller’s rights under this Agreement;
          (h) Seller’s corporate charter and the organizational documents, minute and stock record books, corporate seal, Tax Returns (including supporting materials but excluding any documents relating to Seller’s rights under the Nebraska Agreement; provided, that copies of Tax Returns and such documents may be retained by Sellers), all original financial statements and supporting materials, all books and records Seller is required by law to retain, and all records of Seller relating to the sale of the Purchased Assets and any documents relating to any Excluded Assets;
          (i) any right or interest in and to any Tax Asset, other than Prepaid Taxes, for periods (or portions thereof) ending on or before the Closing Date and any rights under the Nebraska Agreement accruing on or prior to the Closing Date;
          (j) each Plan, including all assets related thereto;
          (k) the agreements set forth on Schedule 2.3(k); and
          (l) the assets, if any, described on Schedule 2.3(l).
     2.4 Certain Consents to Assignment. If any assignment of any material right or agreement the benefit of which is to be acquired by Buyer pursuant to this Agreement shall require the consent of any other party and such consent has not been obtained prior to Closing, (a) this Agreement shall not constitute or be deemed to be a contract to assign or assume the same if an attempted assignment without such consent, approval or waiver would constitute a breach of such right or agreement or create in any party thereto the right or power to cancel or terminate such right or agreement and (b) Seller and Parent will cooperate with Buyer, in any reasonable arrangement requested by Buyer designed to provide to Buyer the benefit, monetary or otherwise, of Seller’s rights under such right or agreement, including enforcement of any and all rights of Seller against the other party thereto arising out of a breach or cancellation thereof by such other party.
ARTICLE III
ASSUMPTION OF LIABILITIES
     3.1 Agreement to Assume. At the Closing, Buyer shall assume and agree to discharge and perform when due, the liabilities and obligations of Seller (and only those liabilities of Seller) with respect to the Business which are enumerated in Section 3.2 (the “Assumed Liabilities”). Seller shall remain liable for all liabilities and obligations that are not Assumed Liabilities.
     3.2 Description of Assumed Liabilities. The Assumed Liabilities shall consist of the following, and only the following, liabilities of Seller with respect to the Business:
          (a) trade accounts payable as of the Closing Date to the extent incurred in the ordinary course of business and included on the Closing Statement (the “Accounts Payable”);
          (b) all accrued and unpaid expenses as of the Closing Date to the extent incurred in the ordinary course of business and included on the Closing Statement (the “Accrued Expenses”), including accrued salaries, wages and vacation pay with respect to those employees of Seller who become employees of Buyer immediately after the Closing;
          (c) liabilities and obligations of Seller (other than obligations to pay amounts accrued as of the Closing unless such liabilities and obligations are reflected in the calculation of Final Working Capital) under any purchase order, sales order, lease, license, agency and distributorship agreement or other agreement or commitment of any kind (x) by which Seller is bound on the Closing Date and (y) which is either (i) set forth on Schedule 6.13 or

Schedule 6.19 of the Disclosure Schedule or (ii) was made in the ordinary course of business (but in each case, only to the extent such liabilities and obligations relate to performance after the Closing Date or are reflected in the calculation of Final Working Capital);
          (d) all liabilities of Seller set forth on the face of the balance sheet included in the Latest Financial Statements (rather than in any notes thereto);
          (e) all liabilities of Seller that have arisen after the Latest Financial Statements in the ordinary course of business (but in each case only to the extent such liabilities are reflected in the calculation of Final Working Capital); and
          (f) all obligations of Seller under the agreements, contracts, leases, licenses, and other arrangements included in Purchased Assets.
Notwithstanding anything else contained in this Agreement to the contrary, Buyer shall not assume any liabilities relating to the categories of medical insurance or general insurance as described in the definition of “Working Capital” contained in Section 1.1 above.
     3.3 Excluded Liabilities. Except as specifically provided in Sections 3.1 and 3.2 hereof, Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Seller, Parent, or the Business of any kind or nature (including any liabilities or obligations that relate to any Excluded Assets, any bonus plans of Seller or that are owed to any Affiliate of Seller), whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date (the “Excluded Liabilities”), which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Seller or Parent, as the case may be.
     3.4 No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.
ARTICLE IV
PRICE AND CLOSING
     4.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, or at such other place as is mutually agreeable to Buyer and Seller, at 10:00 a.m. local time on the date hereof (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m. Eastern time on the Closing Date.
     4.2 Purchase Price. Subject to the terms and conditions contained herein, Buyer agrees to pay, and Seller agrees to accept, as the aggregate purchase price for all of the Purchased Assets and the agreements of Parent and Seller pursuant to Section 9.2 (the “Purchase Price”) an amount equal to (i) $22,500,000.00; plus (or minus) (ii) the amount (if any) by which the Final Working Capital is greater than (or less than) $25,375,000.00 (the “Target Working Capital”); plus (iii) $640,000.00, which Buyer shall pay to Seller at Closing by wire transfer of immediately available funds to a bank account designated by Seller.

          (a) At the Closing, Buyer shall pay to Seller an amount equal to $24,512,000.00 by wire transfer of immediately available funds to a bank account designated by Seller. For purposes of determining this amount, the Working Capital as of the Closing is estimated to be $26,747,000.00 (“Estimated Working Capital”) and any post-closing adjustment in accordance with Section 4.2(d) shall be determined based upon the difference between the Final Working Capital and the Estimated Working Capital.
          (b) Intentionally Omitted.
          (c) Within ninety (90) days following the Closing Date, Buyer shall deliver to Seller a statement (in its final and binding form as determined below, the “Closing Statement”) setting forth its good faith calculation of (i) the Working Capital as of the Closing Date (the “Final Working Capital”) and (ii) the Purchase Price that shall be accompanied by reasonably sufficient back-up or supporting data used in the preparation of the Closing Statement as is sufficient to reflect how Buyer made such determinations and calculations; provided, that such statement shall be executed by Buyer’s chief financial officer. Seller shall cooperate with Buyer as reasonably requested in connection with the preparation of the Closing Statement, and agrees that the items comprising the Final Working Capital shall consist only of the categories set forth on Schedule 4.2(c). Seller and its representatives shall be provided access to all of Buyer’s books, records and employees related to the preparation of the Closing Statement. The Closing Statement shall become final and binding upon the parties forty-five (45) days following Seller’s receipt thereof, unless Seller shall give written notice of its disagreement (a “Notice of Closing Statement Disagreement”) to Buyer prior to such date. Any Notice of Closing Statement Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be accompanied by reasonably sufficient back-up or supporting data used in the preparation of the Notice of Closing Statement Disagreement to reflect the basis of each such disagreement described therein. Buyer and its representatives shall be provided access to all of Seller’s books, records and employees related to the preparation of the Notice of Closing Statement Disagreement. If a timely Notice of Closing Statement Disagreement is received by Buyer, then the Closing Statement (as revised in accordance with clause (x) or (y) below) and the Purchase Price shall become final and binding upon the parties on the earlier of: (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Closing Statement Disagreement; and (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the twenty (20) days following delivery of a Notice of Closing Statement Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Closing Statement Disagreement. If, at the end of the twenty (20) day period referred to above, the matters in dispute have not been fully resolved, then the parties shall submit to McGladrey & Pullen, LLP or such other mutually satisfactory independent accounting firm (the “Accounting Firm”) for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Final Working Capital and the Purchase Price to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value or cost to any item in dispute greater than the greatest value or cost for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value or cost for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The Accounting Firm’s determination will be based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the determination of the Final Working

Capital and the Purchase Price shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than forty-five (45) days following submission of such disputed matters). The Accounting Firm’s fees shall be borne by Seller and Buyer in inverse proportion (as a percent of the absolute dollar amount disputed) as Seller and Buyer prevail on matters resolved by the Accounting Firm.
          (d) If the Estimated Working Capital amount is greater than the Final Working Capital amount, Seller shall, and if the Final Working Capital amount is greater than the Estimated Working Capital amount, Buyer shall, within ten (10) business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to Buyer or Seller, as the case may be, in immediately available funds of the absolute amount of such difference, together with interest at the Applicable Rate from the Closing Date to the date of payment. Any such payment shall be treated as an adjustment to the Purchase Price.
     4.3 Allocation of Total Consideration. The Purchase Price, as adjusted pursuant to Section 4.2(d), shall be allocated as agreed between the parties as soon as practicable after the Closing. Buyer shall prepare and deliver to Seller a written statement setting forth Buyer’s good faith allocation together with such supporting materials as will allow Seller to reasonably evaluate the proposed allocation and any other materials reasonably requested by Seller within thirty (30) days after determination of Final Working Capital. The Purchase Price allocation shall become final and binding upon the parties thirty (30) days following Seller’s receipt thereof, unless Seller shall give written notice of its disagreement (a “Notice of Allocation Disagreement”) to Buyer prior to such date. Any Notice of Allocation Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Allocation Disagreement is received by Buyer, then the allocation shall become final and binding upon the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Allocation Disagreement. The parties agree that the allocations described in this Section 4.3 shall be used by them and respected for all income tax purposes, if in conformance with the rules and regulations of the Code, and that the parties shall follow such allocations for all initial income tax reporting purposes, including Form 8594 to be filed pursuant to the Code.
ARTICLE V
CLOSING DELIVERIES
     5.1 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the delivery as of the Closing Date of the following by Seller:
          (a) A certificate duly executed by an authorized officer of Parent to the effect that, to his knowledge: (i) the representations and warranties set forth in Article VI are true and correct in all material respects as of the Closing Date and (ii) no suit, action or other proceeding is pending before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to prevent the consummation of any of the transactions contemplated hereby or cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

          (b) Evidence that all third party consents and approvals set forth on Schedule 6.2 (collectively, the “Third-Party Approvals”) have been obtained, in each case on terms and conditions reasonably satisfactory to Buyer;
          (c) An opinion from Latham & Watkins LLP, counsel for Seller, with respect to the matters set forth in Exhibit A attached hereto, which shall be addressed to Buyer, dated as of the Closing Date and in form and substance satisfactory to Buyer;
          (d) (i) certified copies of the resolutions of (A) Seller’s board of directors and (B) Seller’s shareholder authorizing the execution, delivery and performance of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby; (ii) good standing certificates for Seller from the Pennsylvania Secretary of State, dated as of a recent date prior to the Closing Date; and (iii) a Secretary’s certificate of Seller duly executed in the form of Exhibit B attached hereto dated as of the Closing Date;
          (e) Evidence of releases of all Liens related to the assets and properties of Seller, other than Permitted Liens;
          (f) A bill of sale conveying all of the Inventory, Equipment and other tangible personal property included in the Purchased Assets to Buyer, free and clear of all Liens other than Permitted Liens duly executed in the form of Exhibit C attached hereto dated as of the Closing Date;
          (g) An assignment to Buyer assigning to Buyer all of the Purchased Assets (other than the assets conveyed pursuant to the bill of sale, deed, certificate of title or Intellectual Property instruments of assignment), along with the original instruments (if any) representing, evidencing or constituting such Purchased Assets, free and clear of all Liens other than Permitted Liens duly executed in the form of Exhibit D attached hereto dated as of the Closing Date;
          (h) An assignment and assumption agreement pursuant to which Seller assigns all of the Assumed Liabilities to Seller duly executed in the form of Exhibit E attached hereto dated as of the Closing Date;
          (i) A general warranty deed (subject only to Permitted Liens), an affidavit of title, a certificate in compliance with the Foreign Investment in Real Property Tax Act (“FIRPTA”) certifying that Seller is not a Person subject to withholding under FIRPTA certifying that Seller is not a Person subject to withholding under FIRPTA, an ALTA statement and all other documents required by the title insurance company issuing the policies with respect to each parcel of Owned Real Property, together with any necessary transfer declarations;
          (j) Surveys of the Owned Real Property, prepared by a licensed surveyor;
          (k) Certificates of title or origin (or like documents) with respect to all vehicles included in the Purchased Assets and other Equipment for which a certificate of title or origin is required in order for title thereto to be transferred to Buyer;
          (l) One or more duly executed instruments of assignment conveying all of the Intellectual Property included in the Purchased Assets, which, to the extent necessary to assign such rights, shall be in recordable form;

          (m) A transition services agreement duly executed in the form of Exhibit F attached hereto dated as of the Closing Date; and
          (n) Evidence that Buyer is named as an additional insured, as its interest may appear, on Parent’s product liability insurance policy, effective as of the Closing, for occurrences arising prior to the Closing with respect to products manufactured and sold by Seller prior to the Closing.
     5.2 Conditions to the Obligations of Parent and Seller. The obligation of Parent and Seller to consummate the transactions contemplated by this Agreement is subject to the delivery as of the Closing Date of the following by Buyer:
          (a) A certificate duly executed by an authorized officer of Buyer to the effect that, to his knowledge: (i) the representations and warranties set forth in Article VII are true and correct in all material respects as of the Closing Date and (ii) no suit, action or other proceeding is pending before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to prevent the consummation of any of the transactions contemplated hereby or cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
          (b) (i) an officer’s certificate of Buyer in the form of Exhibit G attached hereto dated as of the Closing and (ii) a good standing certificate for Buyer from the Secretary of State of the State of Delaware dated as of a recent date prior to the Closing Date;
          (c) An assignment and assumption agreement pursuant to which Buyer assumes all of the Assumed Liabilities in the form of Exhibit E attached hereto duly executed and dated as of the Closing; and
          (d) Evidence that Parent is named as an additional insured, as its interest may appear, on Buyer’s product liability insurance policy, effective as of the Closing, for occurrences arising after the Closing with respect to products manufactured by Seller prior to the Closing but sold by Buyer after the Closing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
          Seller and Parent hereby jointly and severally represent and warrant to Buyer as of the date hereof as follows:
     6.1 Organization and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania and is duly qualified to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Seller has all requisite right, capacity, power and authority to own and operate its properties, to carry on its business as now conducted, to execute and deliver this Agreement and all of the Transaction Documents and to perform its obligations hereunder and thereunder. Seller has furnished to Buyer true, accurate and complete copies of its certificate of incorporation and by-laws. Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware. Parent has all requisite right, capacity, power and authority to execute and deliver this Agreement and all of the Transaction Documents and to perform its obligations hereunder and thereunder.

     6.2 Authorization; No Breach.
          (a) The execution and delivery of this Agreement and all of the Transaction Documents by Parent and Seller, and the performance by each of Parent and Seller of its respective obligations hereunder and thereunder, have been duly authorized by Parent and Seller and their respective directors and Seller’s shareholder. This Agreement and all of the Transaction Documents (upon execution and delivery thereof by each party thereto) each constitute, or will constitute as of the Closing, a valid and binding obligation of each of Parent and Seller, enforceable in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.
          (b) The execution and delivery by each of Parent and Seller of this Agreement and all of the Transaction Documents, and the fulfillment of, and compliance with, the respective terms hereof and thereof by Parent and Seller, do not and will not conflict with, or result in a breach of, or constitute a default under or violation of (or would, with the giving of notice or the passage of time, or both, become a default under), or, require any Permit by or with any Person, or give to any Person any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien pursuant to, or would result in or require any payment or prepayment or new obligation, except in the case of (ii) or (iii) where such conflict, breach, default or violation would not have a Material Adverse Effect, under: (i) its charter, bylaws or other organizational document of any of such parties; (ii) any law, statute, rule, regulation, Permit, order, judgment, ruling, writ or decree to which Parent or Seller is subject or by which it or any of its respective properties, rights or assets may be bound; or (iii) except as set forth on Schedule 6.2, any contract, agreement, arrangement or instrument to which Parent or Seller is subject or by which it or any of its respective properties, rights or assets may be bound.
     6.3 Sole Shareholder; No Subsidiaries. All of the issued and outstanding capital stock of Seller is held by Parent. There exist no securities, instruments, options or rights that are convertible, exercisable or exchangeable for any shares of capital stock of Seller. Seller does not own, and has not owned at any time since December 31, 2003, any Equity Interests in any Person.
     6.4 Financial Statements. Attached hereto as Schedule 6.4 are the following financial statements (the financial statements described in clauses (a) through (c) below, collectively, the “Financial Statements”):
          (a) the unaudited balance sheet of Seller as of December 31, 2005 and the related unaudited statement of income for the twelve- (12-) month period then ended, which was consolidated into the audited consolidated financial statements of Parent as of and for the twelve- (12-) months ended December 31, 2005;
          (b) the unaudited balance sheet of Seller as of March 31, 2006, and the related unaudited statement of income for the three (3) month period then ended (the “Latest Financial Statements”); and
          (c) except as provided on Schedule 6.4, each of the Financial Statements described in clauses (a) and (b) above: (i) presents fairly, in all material respects, the financial condition and results of operations of Seller at the dates, and for the periods, stated therein and

(ii) has been prepared in accordance with GAAP, consistently applied, subject in the case of the financial statements referred to in Section 6.4(b) to changes resulting from normal year-end audit adjustments (none of which would be material, alone or in the aggregate).
     6.5 Absence of Undisclosed Liabilities. Seller has no material indebtedness, debt, obligation or other liability (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise, irrespective of whether known to Seller, whether due or to become due, and regardless of when asserted) of a type that would be required by GAAP to be set forth on the balance sheet included in the Financial Statements other than those: (a) set forth on the balance sheet included in the Financial Statements; (b) that have arisen after December 31, 2005 in the ordinary course of business and consistent with past practice (none of which would reasonably expected to have a Material Adverse Effect); (c) Excluded Liabilities or (d) set forth in Schedule 6.5.
     6.6 No Material Adverse Change. Since December 31, 2005, there has not occurred any event that has had a Material Adverse Effect.
     6.7 Absence of Certain Developments.
          (a) Except as provided on Schedule 6.7 or pursuant to this Agreement, since December 31, 2005, Seller has not:
               (i) sold, leased, licensed, exchanged or otherwise transferred any of the material rights, properties or assets of Seller (except sales of inventory in the ordinary course of business and consistent with past practice);
               (ii) purchased, acquired or leased any material rights, properties or assets outside the ordinary course of business or inconsistent with past practice;
               (iii) borrowed any amount, received credit or financing or created or incurred or become subject to any liability, obligation, or Indebtedness, except: (a) liabilities not in excess of $100,000.00 in aggregate; (b) current liabilities incurred in the ordinary course of business and consistent with past practice; and (c) liabilities under contracts entered into in the ordinary course of business and consistent with past practice;
               (iv) made any loans or advances to, extended credit or financing to, made any guarantees for the benefit of, or made any capital contributions to or investments in any Person in excess of $100,000.00 in the aggregate, other than routine advances to employees that do not exceed $5,000.00;
               (v) created, placed or allowed to exist a Lien upon any of the material rights, properties or assets of Seller, except Permitted Liens;
               (vi) made, or committed or contracted to make, any capital expenditure or series of related capital expenditures in excess of $100,000.00 above the amounts budgeted therefor in the budget attached hereto as Schedule 6.7;
               (vii) paid, discharged or satisfied any material claims, liabilities, obligations or other indebtedness (accrued, mature, contingent, direct or otherwise), other than current liabilities paid in the ordinary course of business and consistent with past practice;

               (viii) granted any increase in compensation to or otherwise changed the employment terms for any of its directors, officers or employees outside the ordinary course of business and consistent with past practice;
               (ix) amended the charter, bylaws, or other governance documents of Seller in any material respect;
               (x) adopted a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Seller, or resolutions providing for any of the foregoing;
               (xi) failed to pay, satisfy and discharge when due any material liabilities and Indebtedness of Seller, including the liabilities and Indebtedness as reflected on balance sheet included in the Latest Financial Statements;
               (xii) incurred any obligation or entered into any contract, agreement, arrangement or instrument that would be an Assumed Liability and either: (A) requires a payment by or to any Person in excess of $100,000.00; or (B) has a term of, or requires the performance of any obligations by Seller over a period in excess of, twelve (12) months;
               (xiii) entered into, authorized, permitted, modified or terminated any contract or agreement with any Affiliate of Seller involving payment of more than $25,000.00 per year;
               (xiv) experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its properties or assets;
               (xv) changed any material accounting principles, methods or practices followed by Seller;
               (xvi) taken any steps to incorporate or form or organize or acquire a new Subsidiary;
               (xvii) engaged in any business other than the Business; or
               (xviii) authorized any of the foregoing.
          (b) During the last three years, Seller has not made or authorized any bribes, kickback payments or other illegal payments.
     6.8 Assets.
          (a) Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.
          (b) Except as set forth on Schedule 6.8, the Purchased Assets constitute all material properties, rights and assets presently utilized by Seller in the conduct of the Business. The Purchased Assets are in normal operating condition and repair (with the exception of normal wear and tear) and, other than such minor defects that do not interfere with the intended use thereof or adversely affect the resale value thereof, are fit for use in the ordinary course of business of Seller as presently conducted, except where such condition would not result in a Material Adverse Effect.
     6.9 Owned Real Property. The Owned Real Property constitutes all real property that Seller owns. With respect to each such parcel of Owned Real Property, except as set forth on Schedule 6.9:
          (a) Seller has good and marketable indefeasible fee simple title, free and clear of all Liens, except for the Liens described on Schedule 6.9 or Permitted Liens;
          (b) the activities conducted in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on, at or beneath, the Owned Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements, are not in material violation of any zoning regulations or ordinances or any other similar law;
          (c) Seller has not leased or otherwise granted any Person the right to use or occupy such Owned Real Property;
          (d) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and
          (e) there is no party in possession of any parcel of Owned Real Property, except Seller.
     6.10 Leased Real Property. Except as set forth on Schedule 6.10, there is currently no real property leased or subleased by or to Seller.
     6.11 Real Property.
          (a) Except as set forth on Schedule 6.11, the Real Property comprises all of the real property used in the Business.
          (b) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of the Seller Parties, threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of the Seller Parties, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof.
          (c) All material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Business as currently conducted have been issued and are in full force and effect. Seller has not received any written notice from any Governmental Authority relating to a suspension, revocation, modification or cancellation of any Real Property Permit. Seller is in compliance in all material respects with the terms and conditions of the Real Property Permits.
          (d) The classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits (i) the use and occupancy of such parcel and the operation of the Business and (ii) the Improvements located thereon as currently constructed, used and occupied. The use or occupancy by Seller of the Real Property or any portion thereof or the operation of the Business is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.
          (e) The current use and occupancy of the Real Property and the operation of the Business do not materially violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.
          (f) To the Knowledge of the Seller Parties, there is no pending or threatened increase or special assessment or reassessment of any such impositions for any Real Property. No parcel of Real Property is under development as of the date hereof.
     6.12 Tax Matters.
          (a) All Taxes which are due and payable and which could give rise to a Lien on the Purchased Assets have been duly and timely paid.
          (b) All Tax Returns for Taxes which could give rise to a Lien on the Purchased Assets have been duly and timely filed, except for those returns for which the time for filing thereof has been validly extended, and such Tax Returns are correct and complete in all material respects.
          (c) None of the Tax Returns of Seller are being audited by any Governmental Authority.
          (d) There do not exist any Liens upon any of the properties, rights or assets of Seller, other than Permitted Liens.
          (e) Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.
     6.13 Contracts and Commitments.
          (a) Except as provided on Schedule 6.13, Seller is not a party to any currently effective written:
               (i) contract, agreement or instrument under which Seller has made any loans or advances to, or extended credit or financing to, or investment in, any Person in excess of $50,000.00 in the aggregate, other than routine advances to employees that do not exceed $5,000.00;
               (ii) contract, agreement or instrument relating to the borrowing of money, the receipt of credit or financing or the placing a Lien on any material asset, property or right or group of assets, properties or rights of Seller;
               (iii) guarantee of, or surety contract for, any Indebtedness;

               (iv) contract, purchase order, agreement or instrument or group of related contracts, agreements or instruments with the same party or group of affiliated parties, the performance of which involves consideration that in the aggregate exceeds $50,000.00;
               (v) assignment, license, indemnification, contract or agreement with respect to any material Intellectual Property rights that will be transferred to Buyer hereunder;
               (vi) contract, agreement or instrument under which Seller is lessee or lessor of any real property;
               (vii) contract, agreement or instrument regarding any material indemnification provided to or by Seller that will be transferred to Buyer hereunder;
               (viii) material contracts, agreements or instruments with a sales representative, manufacturer’s representative, promoter, sponsor, distributor, dealer, broker, sales agency, advertising agency or any other Person engaged in sales, distributing or promotional activities to act on behalf of Seller or for Seller to act of behalf of such person;
               (ix) any partnership or joint venture agreement;
               (x) power of attorney;
               (xi) contract or agreement relating to any merger, acquisition, disposition, consolidation, liquidation or dissolution of Seller or any interest therein or any of its material rights, properties or assets;
               (xii) contract or agreement (other than this Agreement) prohibiting Seller in any material respect from freely engaging in any business or competing anywhere in the world; or
               (xiii) any contract or agreement to enter into any of the foregoing.
          (b) All of the foregoing material contracts, agreements and instruments and those set forth on Schedule 6.16 are in full force and effect, are valid and binding on Seller and, to the Knowledge of the Seller Parties, the other person(s) party thereto. Seller is not in default under, in breach of, or in receipt of any written claim of default or breach under, any such material contract, agreement, arrangement or instrument. No event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance by Seller under any such material contract, agreement, arrangement or instrument. Seller Parties do not have Knowledge of any breach or anticipated breach by any other party to any such contract, agreement, arrangement or instrument. Seller has not received any written notice of cancellation or non-renewal of any such material contract, agreement, arrangement or instrument.
          (c) Seller has provided Buyer access to a true, accurate and complete copy of each of the written contracts, agreements, arrangements and instruments that are referred to on Schedule 6.13 and Schedule 6.16, together with all amendments, waivers, modifications, extensions or other changes thereto.

     6.14 Intellectual Property.
          (a) Seller owns or has the right to use pursuant to a written license, sublicense or agreement all Intellectual Property necessary for the operation of the Business. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns, taking into account the Seller’s reasonable business judgment of the relative importance of such items of Intellectual Property and the costs and benefits of maintaining and protecting them.
          (b) During the past three (3) years, none of Seller or any of its employees, consultants or subcontractors acting on their behalf, infringed upon or misappropriated any Intellectual Property rights of third parties, and none of Parent or Seller has received in the past three (3) years any written, formal charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller Parties, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.
          (c) Schedule 6.14 identifies each patent or registration that has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Seller has made with respect to any of its Intellectual Property and identifies each license, sublicense, agreement or other permission that Seller has granted with respect to any of its Intellectual Property (together with any exceptions). Seller has made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements and permissions (as amended to date). Schedule 6.14 also identifies each registered and unregistered trademark, service mark, trade name, corporate name or Internet domain name, and material computer software item (other than COTS) that is owned by Seller and is used in connection with the Business. With respect to each item of Intellectual Property required to be identified on Schedule 6.14 pursuant to this clause (c):
               (i) Seller owns and possesses all right, title and interest in and to the item, free and clear of any Lien, license or other restriction or limitation regarding use or disclosure, other than Permitted Liens; and
               (ii) to the Knowledge of the Seller Parties, the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge.
          (d) Schedule 6.14 identifies each item of Intellectual Property (other than COTS) owned by a Person (other than Seller) that Seller uses, or since December 31, 2005 has used, pursuant to license, sublicense or agreement. Seller has made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified on Schedule 6.14 pursuant to this clause (d):
               (i) to the Knowledge of the Seller Parties, no party to the license, sublicense or agreement is in material breach or default, and, to the Knowledge of the Seller Parties, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;
               (ii) to the Knowledge of the Seller Parties, no party to the license, sublicense or agreement has repudiated any provision thereof; and

               (iii) Seller has not granted any sublicense or similar right with respect to the license, sublicense or agreement.
          (e) Seller is the sole owner of all right, title and interest, free and clear of all Liens, licenses or other restrictions, and has the exclusive right to use, all customer lists described in Section 2.2(k).
          (f) Seller does not own, use or hold for use any patent in the operation of the Business.
          (g) All right, title and interest in and to (i) Intellectual Property created, conceived, developed, or produced by each employee or contractor of Seller (in whole or in part, alone or jointly with others, and regardless of whether conceived on or off the premises of Seller or Parent or during business hours) and (ii) Intellectual Property related to or used in the Business created, conceived, developed, or produced by each employee or contractor of Parent (in whole or in part, alone or jointly with others, and regardless of whether conceived on or off the premises of Seller or Parent or during business hours) is a work made for hire and is owned by Seller, free and clear of any and all Liens, licenses or other restrictions other than Permitted Liens and, with respect to each independent contractor, was created under a valid written agreement with Seller specifying that such work constitutes work made for hire.
     6.15 Litigation. Except as set forth on Schedule 6.15, there are no material actions, suits, proceedings, orders, writs, injunctions, judgments or decrees, at law or in equity, or before or by any Person pending or, to the Knowledge of Seller Parties, threatened against: (a) Seller; (b) any of the material properties, rights or assets owned by Seller; or (c) any of the directors, officers, or employees of Seller in their capacities as such. Seller is not subject to any grievance or arbitration proceedings under collective bargaining agreements or otherwise or, to the Knowledge of Seller Parties, any proceedings, investigations or inquiries before or by any Person (including inquiries as to the qualification to hold or receive any Permit) and, to the Knowledge of the Seller Parties, there is no basis for any of the foregoing.
     6.16 Employees; Employee Benefit Plans; ERISA and Labor.
     (a) Schedule 6.16 correctly sets forth (A) the name and current compensation (including annual salary, bonus and formal perquisites) of each employee, consultant (who is an individual) or independent contractor (who is an individual) of Seller receiving more than $75,000.00 in annual compensation, (B) a summary description of the duties or services provided by and compensation of such employee or other Persons and (C) a list of any employees that are absent from active employment, including leave of absence or disability. Except as set forth on Schedule 6.16, (i) Seller has complied, in all material respects, with all laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, health, safety, benefits, leave of absence, collective bargaining, workers compensation, unemployment compensation and the payment of social security and other Taxes); (ii) no unfair labor practice complaint against Seller is pending before any Governmental Authority; (iii) to the Knowledge of the Seller Parties there is no organized labor strike, dispute, slowdown or stoppage organizing efforts or questions concerning representation pending against or involving Seller; (iv) to the Knowledge of the Seller Parties there are no labor unions representing nor, attempting to represent the employees of Seller; (v) no claim or grievance nor any arbitration proceeding arising out of, or under, any collective bargaining agreement is pending, and, to the Knowledge of the Seller Parties, no such claim or grievance has been threatened; (vi) Seller is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by Seller; (vii) Seller has not experienced any work stoppage or similar organized labor dispute during the last three (3) years; (viii) there is no material legal action, suit, proceeding or claim pending or, to the Knowledge of Seller Parties, threatened, between Seller and any of its employees, former employees, freelancers, independent contractors, agents, former agents, job applicants or any association; and (ix) since December 31, 2005, there has been no material change in compensation, by means of wages, salaries, bonuses, gratuities or otherwise, to any officer, director or key employee of Seller, except for changes in compensation in the ordinary course of business and consistent with past practice.
          (b) To the Knowledge of Seller Parties, none of Seller or any of its employees, consultants or subcontractors is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting, or in conflict with, the Business except for agreements between Seller and its present and former employees, consultants or subcontractors.
          (c) Schedule 6.16 sets forth an accurate and complete list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program, agreement or arrangement, oral or written, providing compensation or benefits to current or former employees (including any bonus plan, plan for deferred compensation, incentive, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, stock-based compensation plan, cafeteria, life, disability, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement), that is or was within the past six years maintained, sponsored or contributed to by Seller, and with respect to which Seller has any liability or potential liability. Each such item listed on Schedule 6.16 is referred to herein as a “Plan.”
          (d) Except as set forth on Schedule 6.16, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any Person to benefits under any Plan or any employment, severance, change in control or other agreement or arrangement (including the acceleration of the vesting or exercisability of stock options, phantom equity rights or other equity-based awards).
          (e) Except as set forth on Schedule 6.16, Seller does not sponsor, maintain, contribute to, have any obligation to contribute to, or have any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA).
          (f) The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws.
          (g) Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion or notification letter issued to the sponsor of an IRS approved master and prototype or volume submitter plan document. Each trust established in connection with any Plan is intended to be exempt from federal income taxation under Section 501(a) of the Code and, to Knowledge of Seller Parties, nothing has occurred since the date of such determination or application, respectively, that would reasonably be expected to materially adversely affect the qualified status of any such Plan or the exempt status of any such trust.
          (h) Seller has made available to Buyer true and complete copies of all material documents pursuant to which each of the Plans are maintained, funded and administered, the most recent summary plan descriptions.
          (i) Seller has not incurred any Losses or other liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of ERISA Sections 4205 and 4203, respectively) from any Multiemployer Plan, no such Loss or liability has been asserted against Seller, and there are no events or circumstances that could result in any such partial or complete withdrawal; and to the Knowledge of Seller Parties, Seller is not bound by any contract, agreement, arrangement or instrument or has any Loss or other liability described in ERISA Section 4204.
     6.17 Compliance with Laws; Licenses.
          (a) During the last three years, Seller has complied in all material respects with all laws, statutes, ordinances, rules and regulations applicable to it, and Seller has not received written notice of any actual, alleged, potential violation of, or failure to comply with, any such applicable law, statute, ordinance, rule or regulation by Seller. To Seller’s Knowledge, Seller has not been subject to any adverse material inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.
          (b) Seller has all material Permits, rights, bonds, accreditations, qualifications and certifications as may be necessary to enable Seller to own its material properties, rights and assets and to conduct the Business as currently conducted. Seller is in material compliance with the terms and conditions of such Permits, right, bonds, accreditations, qualifications and certifications.
     6.18 Environmental Matters. Notwithstanding any other provision to the contrary, this Section 6.18 contains Seller’s sole representations and warranties regarding matters arising under Environmental Laws and Environmental Permits, and with respect to Hazardous Substances. Except as provided on Schedule 6.18:
          (a) Seller, its predecessors and Parent have complied and are in compliance with all Environmental Laws in respect of the Business (including Owned Real Property).
          (b) Without limiting the generality of the foregoing, Seller has obtained and is in material compliance with all Environmental Permits required for the operation of the Business; and a list of all such Environmental Permits is set forth on Schedule 6.18.
          (c) Seller has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws or Environmental Permits, or any liabilities, including any investigatory, remedial or corrective obligations, relating to the Business (including Owned Real Property) arising under Environmental Laws.
          (d) Except as in material compliance with Environmental Laws and except as would not be expected to result in a material liability under Environmental Laws and except as set forth on Schedule 6.18, none of the following exists at any property or facility owned or operated by Seller: (i) underground storage tanks: (ii) asbestos containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or disposal areas.
          (e) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including any Hazardous Substance, in a manner that, to the Knowledge of Seller, reasonably could be expected to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Laws.
          (f) Seller has not assumed, or otherwise become subject to, any material liability as of the date hereof, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws or Environmental Permits in connection with the Business.
          (g) Seller is not aware of any facts, events or conditions relating to the Business that will prevent continued compliance with Environmental Laws or Environmental Permits, and Seller is not aware of any releases or threatened releases of Hazardous Substances at the Real Owned Property, and Seller is not aware of any agreement pursuant to which Seller has assumed material pending liabilities under Environmental Laws or Environmental Permits.
          (h) Seller is not the subject of any actions, suits, proceedings, orders, writs, injunctions, judgments, decrees, investigations or claims, at law or in equity, pending or, to Seller Parties’ Knowledge, threatened with respect to any violation of any Environmental Law or Environmental Permit in respect of the Business;
          (i) No Lien has been or, to Seller’s Knowledge, is reasonably expected to be recorded on any Real Property by any Governmental Authority under any Environmental Law or Environmental Permit.
          (j) Seller has furnished to Buyer copies of all Phase 1 environmental reports and compliance audits relating to the Business (including Owned Real Property) that are in Seller’s or Parent’s possession.
     6.19 Customers and Suppliers.
          (a) Schedule 6.19 lists the ten (10) largest customers of Seller for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the dollar amount of net sales attributable to such customer.
          (b) Since December 31, 2005, no material supplier, vendor or subcontractor of Seller has provided written notice or, to the Knowledge of the Seller Parties, otherwise notified, Seller that it will stop, or materially decrease the rate of, supplying materials, products or services to Seller, and no customer listed on Schedule 6.19 has provided written notice or, to the Knowledge of the Seller Parties, otherwise notified, Seller that it will stop, or materially decrease the rate of, buying materials or products from Seller.

     6.20 Insurance. Schedule 6.20 contains a description of each Insurance Policy. Each of the Insurance Policies are in full force and effect. The Insurance Policies are in such amounts and provide coverage that is reasonable in light of the Business, operations and properties of Seller. Except as set forth on Schedule 6.20, to the Knowledge of Seller Parties, each Insurance Policy is sufficient for material compliance with: (a) all requirements of Law for the risks of insured; and (b) all contracts, agreements, arrangements and instruments to which Seller is a party or by which it or any of its rights, assets or properties may be bound.
     6.21 Governmental Consents. No Permit, consent, approval or authorization of, or declaration to, or filing with, any Governmental Authority is required in connection with the execution and delivery by Seller of this Agreement or any of the Transaction Documents, or the consummation by Seller of the transactions contemplated hereby or thereby, except as would not result in a Material Adverse Effect.
     6.22 Affiliated Transactions. No officer, director, employee or shareholder of Seller or any Person related by blood or marriage to any such Person, is a party to any contract or agreement with Seller that involves (a) payment of more than $5,000.00 per year in the case of any officer, director or employee of Seller or any Person related by blood or marriage to any such Person, or (b) payment of more than $25,000.00 per year in the case of any shareholder of Seller, or has any interest in any property, right or asset owned or used by Seller, except: (i) as disclosed on Schedule 6.8, Schedule 6.13, Schedule 6.16, or Schedule 6.22 or as otherwise contemplated by this Agreement; and (ii) standard employee benefits made generally available to all employees. All of such contracts or agreements are on terms that are no less favorable to Seller than the terms that could be obtained from an unrelated third party.
     6.23 Inventory. Except as set forth in Schedule 6.23, the Inventory generally: (i) consists of a quality usable and/or salable in the ordinary course of business consistent with past practice; (ii) is not defective or damaged, subject in the case of (i) and (ii) to the reserves for inventory write-downs or defective or damaged inventory reflected in the Final Working Capital; and (iii) is adequate in amount, consistent with past practices of Seller to conduct the Business as currently conducted. The reserves reflected in all balance sheets included in the Financial Statements have been calculated on the basis of Parent’s policy for establishing a reserve for excess, obsolete and slow moving inventory reflected in the definition of Working Capital provided in Section 1.1, which policy has been in effect for, and applied in all material respects by, Parent and each of its subsidiaries since January 1, 2005.
     6.24 Product Warranty. Each product sold by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and except as reflected in the Final Working Capital, Seller has no liability for replacement or repair thereof or other damages in connection therewith in excess of $10,000.00 or as set forth in Schedule 6.24. Schedule 6.24 includes copies of the standard terms and conditions of service or sale for Seller (containing applicable guaranty, warranty and indemnity provisions).
     6.25 Product Liability. Except as set forth in Schedule 6.25, Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold or service performed by Seller.
     6.26 Brokers and Bonuses. Except as set forth on Schedule 6.26, there are no, nor is there any basis for any, claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Seller. Except as set forth on Schedule 6.26, neither Seller, Parent or any Affiliate thereof is obligated to pay any special retention or stay bonuses or similar compensation (discretionary or otherwise) to any officer, director, or employee of Seller in connection with or arising out of the transactions contemplated hereby.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer hereby represents and warrants to Seller and Parent as of the date hereof as follows:
     7.1 Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite power and authority necessary to execute and deliver this Agreement and all of the Transaction Documents to which Buyer is a party and to perform their respective obligations hereunder and thereunder.
     7.2 Authorization; No Breach. The execution and delivery of this Agreement and all of the Transaction Documents to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by Buyer. This Agreement and the Transaction Documents to which Buyer is or may become a party (upon execution and delivery thereof by each party thereto) each constitute, or will constitute as of the Closing, a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (b) equitable limitations on the availability of specific remedies; and (c) principles of equity. The execution and delivery by Buyer of this Agreement and all of the Transaction Documents, and the fulfillment of, and compliance with, the respective terms hereof and thereof by Buyer, do not and will not conflict with, or result in a breach of, or constitute a default under or violation of (or would, with the giving of notice or the passage of time, or both, become a default under), or, require any Permit by or with any Person, or give to any Person any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien pursuant to, or would result in or require any payment or prepayment or new obligation under: (i) its certificate of formation, limited liability company agreement or other organizational document; (ii) any law, statute, rule, regulation, Permit, order, judgment, ruling, writ or decree to which Buyer is subject or by which it or any of its respective properties, rights or assets may be bound; or (iii) any contract, agreement, arrangement or instrument to which Buyer is subject or by which it or any of its respective properties, rights or assets may be bound.
     7.3 Litigation. There are no material actions, suits, proceedings, orders, writs, injunctions, judgments, or decrees, at law or in equity, or before or by any Person pending or, to the knowledge of Buyer, threatened against Buyer which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement and the Transaction Documents. There is no unsatisfied judgment or any open injunction binding upon Buyer which could reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement and the Transaction Documents.
     7.4 Brokers and Bonuses. Except as set forth on Schedule 7.4, there are no, nor is there any basis for any, claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Buyer.
     7.5 Buyer Acknowledgment. Buyer acknowledges that neither Seller nor Parent (or any of their officers, directors, agents, or advisors) makes or has made any representation or warranty, either express or implied, other than those representations and warranties expressly set forth in Article VI of this Agreement or those representations and warranties of Seller or Parent expressly set out in the Transaction Documents. Buyer acknowledges it has been furnished with or given access to such information about Seller and the Business as it has requested.
ARTICLE VIII
INDEMNIFICATION; SURVIVAL
     8.1 Indemnification by Parent and Seller. Each of Parent and Seller agree to and shall, jointly and severally, indemnify the Buyer Parties and hold each of them harmless against any Losses which the Buyer Parties may suffer, sustain or become subject to, as a result of: (a) any breach of any representation or warranty made by any of Parent or Seller in this Agreement; (b) any breach of any covenant or agreement by Parent or Seller under this Agreement or under any Transaction Document; (c) any Excluded Liabilities or (d) any of the matters set forth on Schedule 8.1 attached hereto (the “Special Indemnification Schedule”); provided, that neither Parent nor Seller shall have any liability under Section 8.1(a) (other than with respect to any breach of Section 6.2(a) (Authorization); Section 6.8(a) (Assets); or Section 6.15 (Litigation); or to any fraud by Parent or Seller) unless the aggregate of all Losses relating thereto for which Parent and Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $250,000.00 (“Threshold Amount”), and then Parent and Seller shall be liable for all such Losses including the Threshold Amount. Notwithstanding the foregoing, (x) Parent and Seller shall not have any liability under Section 8.1(a) with respect to any breach of Section 6.18 (Environmental Matters) unless the amount of Losses relating thereto exceeds $250,000.00 and then Parent and Seller shall be liable only for all such Losses in excess of such $250,000.00 threshold (and in which event the Threshold Amount shall be met by such Losses); and (y) Parent and Seller shall not be liable for any Losses pursuant to Section 8.1(a) that exceed in the aggregate an amount (the “Restricted Amount”) equal to 15% of the Purchase Price (as adjusted by Section 4.2(d)) plus, with respect to Losses relating to any breaches of Section 6.18 (Environmental) only, an amount equal to the difference of $8 million minus the Restricted Amount; provided, however, that this limitation shall not be applicable to any breach of Section 6.2(a) or Section 6.8(a) or to any fraud by Parent or Seller. In no event (other than with respect to any fraud by Parent or Seller) shall Parent and Seller be liable for any Losses pursuant to this Article VIII that in the aggregate exceed the Purchase Price, as adjusted pursuant to Section 4.2(d).
     8.2 Indemnification by Buyer. Buyer agrees to and shall indemnify the Seller Parties and hold each of them harmless against any Losses which the Seller Parties may suffer, sustain or become subject to, as the result of: (a) any breach by Buyer of any representation or warranty made by Buyer in this Agreement; (b) any breach of any covenant or agreement made by Buyer in this Agreement or in any Transaction Document; or (c) failure of Buyer or any successor thereto to fulfill its obligations under the Nebraska Agreement; provided, that Buyer shall not have any liability under Section 8.2(a) (other than with respect to any fraud by Buyer) unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $250,000.00, and then Buyer shall be liable for all such Losses including the $250,000.00 threshold amount. Notwithstanding the foregoing, Buyer shall not be liable for any Losses pursuant to this Section 8.2(a) (other than with respect to any fraud by Buyer) that exceed the Purchase Price (as adjusted by Section 4.2(c)) in the aggregate; provided, however, that this limitation shall not be applicable to any breach of Section 7.2 (Authorization; No Breach). In no event (other than with respect to any fraud by Buyer) shall Buyer be liable for any Losses pursuant to this Article VIII that in the aggregate exceed the Purchase Price, as adjusted pursuant to Section 4.2(d).
     8.3 Manner of Payment. Except as otherwise provided herein, any indemnification pursuant to this Article VIII shall be effected by wire transfer of immediately available funds to an account designated by the applicable recipient, within ten (10) days after the final determination thereof. Any such indemnification payments shall include interest at the Applicable Rate from the date any such Loss is suffered or sustained to the date of payment.
     8.4 Defense of Third-Party Claims. Any Person making a claim for indemnification under this Article VIII (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been prejudiced thereby. The parties will fully cooperate in any such action, and shall make available to each other any books, records or personnel useful for the defense of any such proceeding. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof; provided that, prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be, subject to the limitations set forth herein, responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification; and provided further that:
          (a) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);
          (b) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification is based on any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnitee; or (iii) the Indemnitee reasonably believes at any time that the Loss relating to the claim could exceed 200% of the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Article VIII;
          (c) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other adverse equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, or if such settlement includes any admission of wrongdoing or attributes liability to the Indemnitee; and
          (d) in any instances in which Indemnitee controls the defense of a claim, the Indemnitee shall obtain the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed) before entering into any settlement that would implicate the indemnification provisions hereof.
     8.5 Additional Indemnification Procedures. Promptly following becoming aware of any indemnifiable Loss other than with respect to a third-party claim, any Indemnitee shall notify an Indemnitor in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof and attach thereto all supporting documents, calculations, correspondence and other documents related to each item of Loss set forth in such notice; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been prejudiced thereby.
     8.6 Intentionally Omitted.
     8.7 Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing as follows:
          (a) the representations and warranties in Section 6.2(a) (Authorization); Section 6.8(a) (Assets) and all representations and warranties applicable to the matters set forth on the Special Indemnification Schedule shall terminate on the fifth anniversary of the Closing Date;
          (b) the representations and warranties in Section 6.12 (Taxes) shall terminate when the applicable statute of limitation with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus thirty (30) days;
          (c) all other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall expire eighteen (18) months after the Closing Date; provided that any representation or warranty in respect of which indemnity may be sought under Article VI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.7 if notice of the inaccuracy or breach (or notice of any actions, claim, suit, proceeding or decision pursuant to which a potential right of indemnification could be determined) and resulting Loss or potential Loss shall have been given to the party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party prior to the Closing or the knowledge of any party’s officers, directors, shareholders, members, employees or agents prior to the Closing or the acceptance by any party of any certificate or opinion hereunder prior to the Closing.
     8.8 Sole Remedy and Limitations.
          (a) After the Closing has occurred, the right to indemnification under this Article VIII shall be the exclusive remedy of each party hereto for Losses (other than for fraud or the ability to obtain injunctive relief with respect to any covenant set forth in Section 9.2, 9.3 and

9.4 of this Agreement) in connection with any matter hereunder, including without limitation (i) any breach by the other parties of its representations, warranties, or covenants in this Agreement, (ii) any of the matters set forth on the Special Indemnification Schedule, or (iii) any Excluded Liabilities. For the avoidance of doubt, the remedies and limitations contained in this Agreement shall not be applicable to any assembly services provided by Parent or any Affiliate of Parent, to either Seller or Buyer prior to or after the Closing.
          (b) Each party hereto agrees to take, and to cause its Affiliates to take, all reasonable steps that do not require the expenditure of out-of-pocket funds (unless such amounts will be indemnified hereunder) or otherwise do not materially adversely affect such party or its Affiliates, to mitigate any Losses incurred or to be incurred by such party or its Affiliates upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
          (c) Notwithstanding any of the foregoing, all payments to each Indemnitee, pursuant to this Article XIII, shall be reduced by the amount of (i) recovery by counterclaim or otherwise from any third party based on any claim that the Indemnitee has against any third party that reduces the Losses that would otherwise be sustained and (ii) any net income Tax benefit actually realized by the Indemnitee during a tax year in which such indemnification relating to such Loss is available hereunder.
ARTICLE IX
ADDITIONAL AGREEMENTS
     9.1 Mutual Assistance. Buyer, Parent and Seller agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by Seller and Buyer in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.
     9.2 Non-Competition; Non-Solicitation.
          (a) Each of Parent and Seller hereby acknowledge that it is familiar with the Confidential Information. Each of Parent and Seller acknowledge and agree that Buyer would be irreparably damaged if it were to sell products to or otherwise participate in the business of any Person competing with the Business, and that any such competition by Parent or Seller would result in a significant loss of goodwill by Buyer. Each of Parent and Seller further acknowledge and agree that the covenants and agreements set forth in this Section 9.2 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Parent or Seller breached the provisions of this Section 9.2. Therefore, in further consideration of the amounts to be paid hereunder for the assets and the goodwill of Seller sold by Seller, each of Parent and Seller agree that until the second (2nd) anniversary of the Closing Date (or, if earlier, the date of an acquisition of all or a majority of the stock or assets (including by way of merger or otherwise) of Parent by a Person that is not an Affiliate of Parent prior to such transaction), each of Parent and Seller shall not (and shall cause their present or future Subsidiaries to not) own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, consultant or otherwise), consult with, render services for or in any other manner engage in competition with the Business anywhere in the world; provided that nothing herein shall prohibit Parent or Seller from being a passive owner of not more than five percent (5%) of the outstanding securities of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation.
          (b) Until the second (2nd) anniversary of the Closing Date (or, if earlier, the date of an acquisition of all or a majority of the stock or assets (including by way of merger or otherwise) of Parent by a Person that is not an Affiliate of Parent prior to such transaction), each of Parent and Seller shall not (and shall cause their present or future Subsidiaries to not): (i) induce or attempt to induce any specific Transferred Employee to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any such employee, provided that the foregoing shall not preclude Parent or Seller from general solicitations not targeted at any Transferred Employee; or (ii) expressly induce or attempt to induce any customer or supplier of the Business to cease doing or decrease their business with Buyer (including making any negative statements or communications about Buyer or any of its Affiliates).
          (c) For the avoidance of doubt, this Section 9.2 shall not apply in any way to any past, current or future stockholders of Parent. If, at the time of enforcement of the covenants contained in this Section 9.2 (the “Restrictive Covenants”), a court or arbitrator shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period or scope permitted by law. Each of Parent and Seller have consulted with legal counsel regarding the Restrictive Covenants and based on such consultation have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration or scope and are necessary to protect the goodwill of the Business. Parent and Seller further acknowledge and agree that the Restrictive Covenants are being entered into by them in connection with the sale by Seller of its assets and Business pursuant to this Agreement.
          (d) In the event of any breach or violation by Parent or Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.
     9.3 Confidentiality. Each of Parent and Seller agrees not to disclose or use at any time any Confidential Information, including information regarding the identity of any Affiliates of Buyer, except to the extent required by applicable law, regulatory requirements and/or exchange rules. Each of Parent and Seller further agrees to take all commercially reasonable steps to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any of Parent or Seller is required by law or subpoena to disclose any Confidential Information, such person shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and each of Parent and Seller shall use, at sole cost and expense of Buyer, its reasonable efforts to and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law and regulatory requirements.
     9.4 Specific Performance. Each of Parent, Seller and Buyer acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement, including any of the provisions of Article VII, is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Parent, Seller and Buyer agree that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted pursuant to Section 10.2 or in any court in the United

States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.
     9.5 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne one-half by Seller and one-half by Buyer. Each of Seller, Parent and Buyer shall cooperate in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and each of Seller, Parent and Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation, in accordance with applicable law. Seller will reasonably cooperate with Buyer to obtain any applicable sales tax or other exemption certificates in connection with the transfer of the Purchased Assets.
     9.6 Payment of Debts. Commencing as of the Closing Date, Parent shall cause Seller to pay as and when due all of Seller’s debts and obligations existing as of the Closing Date which are not Assumed Liabilities by Buyer hereunder; provided, however, that the foregoing shall not prevent Seller from contesting in good faith any such debts or obligations.
     9.7 Name Following the Closing. Promptly following the Closing, Seller shall amend its articles of incorporation so as to change its name to “UCI Pennsylvania, Inc.” or such other name which is not, in the judgment of Buyer acting reasonably, confusingly similar to the name “Neapco,” and none of Seller, Parent or any of their respective Affiliates, successors or assigns shall thereafter use such name or other names acquired by Buyer hereunder or names confusingly similar thereto.
     9.8 Certain Employee Benefits Matters.
          (a) Effective as of the Closing Date, Buyer shall offer employment to each Transferred Employee at the salary or wage level, as applicable, and with employee benefits that, in the aggregate per employee, are substantially comparable to those provided by Seller and to such Transferred Employee immediately prior to the Closing Date. For the one-year period following the Closing Date (the “Continuation Period”), Buyer agrees to (i) provide severance benefits to Transferred Employees that are no less favorable to Transferred Employees than the severance benefits program in place immediately prior to the Closing Date for salaried and hourly employees employed in connection with the operation of the Business and (ii) otherwise provide each Transferred Employee (whether or not such individual returns to active employment in the Business) with employee benefits that, in the aggregate per employee, are substantially comparable to those provided by Seller and its Subsidiaries to such Transferred Employee immediately prior to the Closing Date. Except to the extent it would result in the duplication of benefits, Buyer shall cause Buyer’s employee benefit plans to recognize, for the purpose of determining the vesting of benefits and participation eligibility, all service by Transferred Employees with Seller or any of its Subsidiaries, including service with predecessor employers to the extent that such service was recognized by the analogous plans of Seller, any of its Subsidiaries or Seller such that no break or interruption of employment or participation shall be deemed to have occurred with respect to the Transferred Employees.
          (b) Buyer agrees that any pre-existing condition exclusions or waiting periods imposed under Buyer’s welfare benefit plans will be waived with respect to any Transferred Employee and his or her covered dependents and Buyer (or Buyer’s employee benefit plans) shall assume all liabilities relating to all claims by Transferred Employees (and their dependents and beneficiaries) for benefits after the Closing Date under all medical, dental, employee assistance, life, accidental death and dismemberment, dependent life, short- and long-term disability plans.
          (c) Buyer shall provide continuation coverage to Transferred Employees with respect to whom a qualifying event occurs as a result of or following the Closing of the transaction contemplated by this Agreement in compliance with the provisions of Code Section 4980B and ERISA Section 601 et seq.
          (d) Buyer will establish a 401(k) plan and Buyer agrees to cause Buyer’s 401(k) plan to accept direct rollover contributions on behalf of Transferred Employees from Seller’s and/or its parent’s 401(k) plan, including outstanding loans.
          (e) On the Closing Date, Buyer shall establish a defined benefit retirement plan that complies with Sections 401(a) and 501(a) of the Code (“Buyer’s Defined Benefit Plan”) for the benefit of the Transferred Employees that are members of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO-CLC on behalf of Local Union No. 9455-05 (the “Union Employees”) and that participated in a defined benefit plan maintained by Seller (“Seller’s Defined Benefit Plan”) immediately prior to the Closing. The Union Employees shall be eligible to participate in Buyer’s Defined Benefit Plan in accordance with the terms set forth in the Agreement by and between Seller and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO-CLC on behalf of Local Union 9455-05, effective April 22, 2006 through April 20, 2009, and the terms of this Agreement; taking into account the value of each Union Employee’s frozen accrued benefit under Seller’s Defined Benefit Plan as of the Closing Date.
          (f) Buyer shall be liable for all obligations with respect to claims of Transferred Employees for workers compensation for incidents arising after the Closing Date.
          (g) Within thirty (30) days after Closing, Parent shall pay to certain Transferred Employees, the identities and the individual amounts of which have been agreed to between Parent and the President of Buyer, an aggregate amount of $189,600.00 as one-time bonus compensation.
          (h) Nothing contained in this Agreement shall confer upon any Transferred Employee any rights with respect to continuance of employment by Buyer, nor shall any provision of this Agreement create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.
     9.9 Accounts Receivable. After the Closing, Buyer shall in good faith use commercially reasonable efforts (which, in any event, shall not be less than the efforts used in the ordinary course of business previously by Seller) to collect the accounts receivable of Seller included in the Final Working Capital (the “Outstanding Receivables”); and Buyer shall perform and discharge its obligations under each written agreement that it has with each account debtor represented by an Outstanding Receivable in accordance with the terms of each such agreement. Without limiting the foregoing, Buyer shall not be deemed to be in good faith using commercially reasonable efforts to collect the Outstanding Receivables if it shall forgive, discharge or compromise, in whole or in part, any Outstanding Receivable and the purpose for such forgiveness, discharge or compromise was not to resolve a bona fide customer dispute solely resulting from any act or omission by Seller prior to Closing; provided, that if Buyer desires to forgive, discharge or compromise, in whole or in part, an Outstanding Receivable, and pursuant to this Section 9.9 such forgiveness, discharge or compromise would not constitute the good faith use of commercially reasonable efforts to collect the Outstanding Receivables, Buyer may nonetheless effect such forgiveness, discharge or compromise so long as it provides Seller with prior written notice of such forgiveness, discharge or compromise, which written notice shall include a written agreement by Buyer that the amount so forgiven, discharged or compromised shall be considered an amount collected by Buyer for purposes hereof. Following each of the date that is forty-five (45) days after the Closing Date, the date that is ninety (90) days after the Closing Date, the date that is one hundred thirty-five (135) days after the Closing Date, the date that is one hundred eighty (180) days after the Closing Date and the date that is two hundred and twenty-five (225) days after the Closing Date, Buyer shall prepare and provide Seller with an accounting of the collection status of all of the Outstanding Receivables. If the amounts collected by the Buyer in respect of the Outstanding Receivables through the date that is two hundred and twenty-five (225) days after the Closing Date are less than the value reported for those Outstanding Receivables in Final Working Capital (net of any reserve thereof), then (x) Parent or Seller shall pay Buyer the difference between the amounts so collected and the value of such Outstanding Receivables so reported, and (y) any Outstanding Receivable for which any such payment is made to Buyer shall be transferred to Seller. If following the 225th day after the Closing Date but on or prior to the first anniversary of Closing, Buyer collects any Outstanding Receivable that remained uncollected on the 225th day after the Closing, Buyer shall forward such amount to Seller promptly. All amounts received by Seller or Parent after the Closing with respect to any Outstanding Receivable that has not been transferred to Seller pursuant to this Section 9.9, shall be forwarded by Seller or Parent, as the case may be, to Buyer within five (5) days of the receipt thereof.
     9.10 Environmental. Notwithstanding any provision herein to the contrary, Buyer shall not be entitled to indemnification with respect to a breach of Section 6.18 relating to any releases of Hazardous Substances with respect to or arising from any (i) voluntary investigations, including any physically invasive testing procedures such as soil or groundwater sampling, (ii) construction or maintenance activities (including expansion of any Owned Real Property), (iii) due diligence investigation performed by a potential acquirer, directly or indirectly (including through an acquisition of Buyer), of all or substantially all of the Owned Real Property (or parcel thereof), (iv) due diligence investigation performed by Buyer or a lender in connection with any financing arrangements, or (v) closure or shutting down of, or material suspension or modification of the historical operations at, the Owned Real Property (or parcel thereof). Buyer’s entitlement to indemnification with respect to a breach of Section 6.18 shall terminate upon the earlier of (a) the survival period set forth in Section 8.7 and (b) an assignment of this Agreement by Buyer to any Person other than an Affiliate of Buyer.
     9.11 Refunds and Remittances. Except as otherwise set forth in the Agreement, after the Closing: (i) if Seller or any of its Affiliates receive any refund or other amount that is a Purchased Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller shall promptly remit, or shall cause to be remitted, within thirty (30) business days, such amount to Buyer, and (ii) if Buyer or any of its Affiliates receives any refund or other amount that is an Excluded Asset, Purchaser shall promptly remit, or shall cause to be remitted, within thirty (30) business days, such amount to Parent.

ARTICLE X
MISCELLANEOUS
     10.1 Expenses. Each of Parent, Seller and Buyer shall bear its own costs and expenses (including legal fees and expenses) associated with the negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder. Notwithstanding the foregoing, Seller shall pay one-half of the cost to Buyer (which portion payable by Buyer shall not exceed $35,000.00 in the aggregate) of an American Land Title Association owner’s title insurance policy and an American Land Title Association survey with respect to each parcel of Owned Real Property issued to Buyer at or promptly following Closing.
     10.2 Arbitration. Subject to the provisions of Section 9.4, any claim or dispute arising hereunder shall be resolved by arbitration before a single arbitrator in the Chicago, Illinois metropolitan area, in accordance with the Streamlined Arbitration Rules of JAMS, including the rules thereof pertaining to the production of documents and other information. No demand for arbitration shall, however, be instituted after the date after which legal proceedings on the same claim would have been barred by the applicable statute of limitations or by this Agreement. The arbitrator shall take such steps as he may deem necessary or desirable to avoid delay and to achieve a just, speedy and cost-effective resolution of the matter. The award rendered in such arbitration may provide for equitable remedies, an accounting and/or reimbursement for attorneys’ accountants’ or consultants’ fees, as the arbitrator shall see fit. Such award shall be final, and judgment on it may be entered in or enforced by any court, state, federal or foreign, with competent jurisdiction. Any party may apply to the arbitrator or an appropriate court of law for a preliminary injunction, attachment or other provisional remedy available to it in aid of the arbitration proceeding provided for herein. This provision shall not preclude the impleading or joining of one of the parties hereto by the other in an action brought by a third party.
     10.3 Consent to Amendments; Waiver. Except as otherwise expressly provided herein, the provisions of this Agreement and any of the other Transaction Documents may be amended only by a written instrument signed by each of Parent, Seller and Buyer. The rights and remedies of the parties to this Agreement and the Transaction Documents are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the Transaction Documents shall operate as a waiver of such or other right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such or other right, power or privilege.
     10.4 Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Seller after the Closing, without the prior written consent of Buyer. Buyer may assign its rights and obligations hereunder, in whole or in part, to any of their respective Affiliates without the consent of any of the other parties hereto. In addition, Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Buyer or its Business in any form of transaction without the consent of any of the other parties hereto; provided that Buyer remains liable for its obligations hereunder. Parent may assign its rights and obligations hereunder, in whole or in part, to any of its respective Affiliates or in connection with any disposition or transfer of all or any portion of Parent or its assets (whether in connection with a merger or otherwise) without the consent of any of the other parties hereto provided that Parent remains liable for its obligations hereunder. Each of Buyer, Seller and Parent may assign any or all of their respective rights pursuant to this Agreement, including its rights to indemnification, to any of their respective lenders as collateral security.
     10.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     10.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.
     10.7 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     10.8 Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) two (2) days after delivery to the courier, if sent by overnight courier; (b) upon receipt, if given in person; (c) on the date of transmission, if sent by telecopy or other wire transmission; or (d) ten (10) days after being deposited in the mail, certified or registered mail, postage prepaid, as follows:
Notices to Seller and Parent:
United Components, Inc.
14601 Highway 41 North
Evansville, IN 47725
Attn: Keith Zar, Esq.
Telecopy No.: (812) 867-4157
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004-1304
Attention: Daniel T. Lennon
                    Paul F. Sheridan, Jr.
Telecopy No.: (202) 637-2201
Notices to Buyer:
Neapco, LLC
740 Queen Street
Pottstown, PA 19464
Attention: Robert Hawkey
Telecopy No: (610) 705-8662

With a copy to (which shall not constitute notice):
Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attention: Alexander Lourie
                    William E. Turner II
Telecopy No: (312) 984-3150
or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.
     10.9 No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of Seller.
     10.10 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the parties and supersede all prior understandings, agreements, arrangements or representations by or among the parties, written or oral, that may have related in any manner to the subject matter hereof.
     10.11 Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in any exhibit or schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. No exceptions to any representations or warranties disclosed on one schedule attached hereto shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule or unless the relevance of such exception to such other representation and warranty is reasonably apparent based upon a plain reading of such exception and not on any information not specifically included in such exception. Nothing set forth in any exhibit or schedule identified in this Agreement shall expand or be interpreted to expand any representations or warranties contained herein. Certain agreements and other matters listed in the schedules are listed for informational purposes only, as they do not rise above applicable materiality thresholds or their disclosure is not otherwise required under the terms of this Agreement. In no event shall the listing of such agreements or other matters contained in the schedules be deemed or interpreted to broaden or otherwise amplify or influence the construction or interpretation of the representations and warranties, covenants or agreements contained in this Agreement.
     10.12 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Illinois, without regard to the conflicts of laws principles thereof.
     10.13 Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
     10.14 Further Assurances. Each of the parties hereto shall take any and all actions, and shall execute and deliver any and all documents and instruments, that shall be necessary to give full force and effect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. In addition, Parent and Seller agree to take all reasonable steps requested by Buyer after the Closing to cause all Permitted Liens of the types described in subsections (i), (iii) and (iv) of the definition of Permitted Liens contained in Section 1.1, to be satisfied or otherwise released with respect to the Purchased Assets.
     10.15 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law, statute, rule or regulation will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” and similar expressions means “including without limitation” and unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. Unless otherwise noted, all references to sections, exhibits and schedules are to sections, exhibits and schedules to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

UNITED COMPONENTS, INC.
By:	/s/ Authorized Person
Name:
Title:

NEAPCO INC.
By:	/s/ Authorized Person
Name:
Title:

NEAPCO, LLC
By:	/s/ Authorized Person
Name:
Title: